Exhibit 3.36

OPERATING AGREEMENT
OF
VALLEY TELEPHONE CO., LLC

THIS OPERATING AGREEMENT (this “Agreement”) of Valley Telephone, LLC (the “Company”), effective as of the 11th day of February, 2004, is made by the Company and Knology, Inc., a corporation organized and existing under the laws of the State of Delaware, as the sole member of the Company (the “Member”).

BACKGROUND

The sole Member of the Company has approved the conversion of the Company from a corporation into a limited liability company under the laws of the State of Alabama, including the Alabama Limited Liability Company Act (the “Alabama Act”) and desires to enter into this Agreement to govern the operations of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

ARTICLE 1   FORMATION

Effective with the filing of the Articles of Organization (the “Articles”), the Company constituted a limited liability company formed pursuant to the Alabama Act and other applicable laws of the State of Alabama.  The Managers shall, when required, file such amendments to or restatements of the Articles, in such public offices in the State of Alabama or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Articles, and to preserve the character of the Company as a limited liability company.

ARTICLE 2   NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

The Company shall be conducted under the name of “Valley Telephone Co., LLC” or such other name as the Managers hereafter designate.  The principal office and place of business of the Company shall be located at 1241 O.G. Skinner Drive, West, Point, Georgia, 31833.  The registered agent for service of process at the registered office of the Company shall be CSC-Lawyers Incorporating Service Inc.  The initial registered .office of the Company shall be located at 150 South Perry Street, Montgomery, Alabama 36104.

ARTICLE 3   DURATION

The term of the Company shall commence on the date the Articles of Organization are filed in the office of the Secretary of State of the State of Alabama in accordance with the Alabama Act and shall continue until (A) the written agreement of the Members to dissolve the Company; or (B) a decree of judicial dissolution.

ARTICLE 4   PURPOSE

The purposes of the Company are to engage in any lawful activity, exercise all powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Alabama Act, and engage in all activities necessary, customary, convenient, or incident to such purposes.

ARTICLE 5   STATUTORY COMPLIANCE

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Alabama.  The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company.

ARTICLE 6   MEMBERS

6.1                               Limitation on the Members’ Liabilities.  Each Member’s liability shall be limited as set forth in this Agreement and the Alabama Act and other applicable law.  Notwithstanding the provisions of this Agreement, failure by the Members to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be a ground for imposing personal liability on a Member of the Company.

6.2                               Meetings.  A meeting of the Members will be called by the Managers whenever the Managers deem necessary or when requested in writing to do so by a majority vote of the Members.  Any such meetings shall be held at the principal place of business of the Company, or at such other location as determined by the Managers, or may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

6.3                               Action by Members Without a Meeting.  Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action.  The action must be evidenced by one or more written consents describing the action taken, signed by the Members and delivered to the Company for inclusion in its records.  Action taken under this Section 6.3 is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date.  The record date for determining Members entitled to take action without a meeting is the date the first Member signs a written consent.  If action is taken by written consent by less than all the Members entitled to vote on the action, all Members entitled to vote who did not participate in taking the action shall be given notice of the action taken within ten (10) days of the action being taken; provided, however, failure to give such notice shall not invalidate the action so taken.

6.4                               Notice.  The Managers must provide each Member with at least two (2) days’ notice of a meeting of the Members in accordance with Section 13.1.  The notice must contain the date, time and place of such meeting.  Unless otherwise required by the Alabama Act, the notice need not state the purpose or purposes of the meeting.  Information as to how a Member can participate by telephone shall be provided by the Managers promptly upon request.

6.5                               Waiver of Notice.  A Member may waive any notice required by the Alabama Act, the Articles or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice.  The waiver must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in its records.  A Member’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

6.6                               Transfers.  A Member shall not sell, assign, convey, gift, pledge or otherwise transfer or encumber its entire interest in the Company without the unanimous consent of all the Members except that a Member may transfer all or any part of his interest, outright or in trust, to or for the benefit of himself, his spouse, or any of his lineal descendants (including any person adopted according to law at any time), but only if the proposed transferee executes and delivers to the Company appropriate documentation providing that he and the membership interest transferred to him shall be bound by this Agreement.

6.7                               Effects of Events Resulting in Cessation of Membership.  Upon the occurrence of any of the events specified in Alabama Code § 10-12-36(b)(l) a Member will remain a member of the Company notwithstanding the provisions of such section of the Alabama Act.

6.8                               Additional Members.

After the date of this Agreement any person may become a Member by admission with the consent of a majority of the existing Members.  No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.  The Managers may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Internal Revenue Code Section 706(d).

6.9                               Withdrawal/Redemption Rights.

(A)                               Withdrawal.  Except as otherwise provided in this Agreement, a Member may not withdraw from the Company, unless the withdrawal is consented to by a majority of the Members, (not including the withdrawing Member).  Any other voluntary withdrawal constitutes a breach of this Agreement for which the Company and other Members have the remedies provided under applicable law (including damages for breach of this Agreement and forfeiture of the withdrawing Member’s interest in the Company’s goodwill), but will nonetheless be effective after three months written notice delivered to the other Members.  In the event a Member withdraws, whether with or without consent, the withdrawing Member is not entitled to receive the fair value of his, its or her interest, except as, and to the extent approved by the Managers of the Company.  A prohibited transfer of a Member’s interest shall be treated as a deemed withdrawal of the transferring Member in violation of this Agreement; and, in addition to all other remedies available to the Company and the other Members, the Company has the continuing option to redeem the membership interest.  Such a transferor shall cease to be a Member of the Company.

(B)                               Mandatory Purchase Upon Death.  In the event of the death of a Member (other than in the event all Members die within a ninety (90) day period), the Company must purchase the membership interest that was held by the deceased Member and the Personal Representative of the deceased Member must sell such Member’s membership interest to the Company.  The purchase price for the deceased Member’s membership interest shall be its fair market value.

ARTICLE 7   TITLE TO COMPANY PROPERTY

All property shall be owned by the Company and, insofar as permitted by applicable law, the Members shall have no ownership interest in the property (“Property”).  Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

ARTICLE 8   MANAGEMENT OF THE COMPANY

8.1                               The Managers.

(A)                               Management and Authority.  The business and affairs of the Company shall be managed by its Managers.  Except with respect to matters where the approval of the Members is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Alabama Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company (“Officers”) and to delegate authority to such Officers.

(B)                               Number, Tenure and Qualifications.  The Company shall have three (3) Managers, who are Rodger L. Johnson, Robert K. Mills and Chad S. Wachter.  The number of Managers may be increased or decreased by the consent of a majority of the Members.  A Manager holds office until the Manager resigns, dies, becomes permanently disabled, or his employment with the Company is terminated.  Managers are elected and may be removed by a majority of the Members.

(C)                               Quorum and Voting of Managers.  Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine.  Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Notice of the time and place of the meeting must be given in accordance with Section 13.1 at least two days prior to the meeting.  Each Manager has one vote for all matters voted on at a meeting.  If there is only one Manager, the single Manager constitutes a quorum for the transaction of business of the Manager, and the vote of the single Manager is necessary to decide any matter arising in connection with the business and affairs of the Company.  If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.

(D)                               Waiver of Notice.  A Manager may waive any notice required by the Alabama Act, the Articles or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice.  The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records.  A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

(E)                                Action by Managers Without a Meeting.  Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action.  The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records.  Action taken under this Section 8.1(E) is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date.  The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

(F)                                 Duties and Obligations of Managers and Tax Matters Person.

(i)                                     The Managers must take all actions necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Alabama and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged and (b) for the accomplishment of the Company’s purposes.

(ii)                                  The Managers must devote to the Company such time as may be necessary for the proper performance of all of their duties under this Agreement, but the Managers are not required to devote mil time to the performance of such duties and may have other business interests or engage in other business activities.  Neither the Company nor the Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers.  The Managers will not incur any liability to the Company or to the Member as a result of engaging in any other business or venture.

(G)                               Restrictions on Authority of Managers.

(i)                                     Without the consent of all the Members, the Managers have no authority to:

(a)                                 do any act in contravention of this Agreement;

(b)                                 do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(c)                                  possess Property, or assign rights in specific Property, for other than a Company purpose;

(d)                                 knowingly perform any act that would subject the Member to liability for the obligations of the Company in any jurisdiction;

(e)                                  consent to transfer a Member’s interest;

(f)                                   amend this Agreement or the Articles; or

(g)                                  dissolve the Company.

(ii)                                  Without the consent of a majority of the Members, the Managers have no authority to:

(a)                                 file a voluntary petition or otherwise initiate proceedings (1) to have the Company adjudicated insolvent or, (2) seek an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seg.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(b)                                 require additional capital contributions;

(c)                                  admit new members or cause the withdrawal of the Member;

(d)                                 remove or replace a Manager;

(e)                                  transfer all or substantially all of the Property;

(f)                                   merge the Company pursuant to §10-12-53 and 54 of the Alabama Act; or

(g)                                  do any other matters expressly set forth in this Agreement as requiring the consent of a majority of the Members.

(H)                              Liability of the Member and Managers.  A Member or a Manager of the Company is not liable to the Company or to any Member or Manager for any action taken, or any failure to take any action, as a Member or Manager, except for liability with respect to (i) intentional misconduct or a knowing violation of law, or (ii) any transaction for which such Member or Manager received a personal benefit in violation or breach of any provision of this Agreement.  If the Alabama Act is hereafter amended to authorize the further elimination or limitation of the liability of members or managers, then the liability of a Member or Manager of the Company, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Alabama Act.  In the event that any of the provisions of this Section 8.1(H) (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

(I)                                   Compensation.  Compensation of the Managers will be fixed from time to time by a majority of the Members.

(J)                                   Resignation.  A Manager may resign at any time by giving written notice to the Members.  The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

(K)                              Vacancies.  Any vacancy of the Managers occurring for any reason will be filled by the Members.  The Manager elected to fill a vacancy shall hold office until such Manager’s death, resignation or removal, or until such Manager has become permanently disabled or his employment with the Company has been terminated.

8.2                               Officers.

(A)                               Number and Duties.  The Officers of the Company will consist of a President, a Secretary, and a Treasurer and may include one or more Vice Presidents.  These Officers will have the authority and shall perform the duties as set forth in this Agreement and as directed by the Managers.  The Managers may appoint other Officers and a duly appointed Officer may appoint other Officers in accordance with this Section 8.2.  These other Officers that are appointed will have the authority and shall perform the duties as established by the Managers from time to time.  The same person may hold any two or more offices.

(B)                               Appointment and Term.  All Officers shall be appointed by the Managers or by a duly appointed officer in accordance with this Section 8.2 and shall serve at the pleasure of the Managers or the appointing Officers, as the case may be.  All Officers, however appointed, may be removed with or without cause by the Managers and any Officer appointed by another officer may also be removed by the appointing Officer with or without cause.

(C)                               Compensation.  The Managers shall fix the compensation, if any, of all Officers, however appointed.

(D)                               President.  The President will be the chief executive officer of the Company and will have general supervision of the business of the Company.  The President shall see that all orders and resolutions of the Managers are carried into effect.  Unless this Agreement or a resolution of the Managers provides otherwise, the President may execute and deliver on behalf of the Company any contract, conveyance, or similar document not requiring approval by the Managers or the Members as provided in this Agreement or in the Alabama Act.  The President will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time.

(E)                                Vice Presidents.  In the case of absence or disability of the President, or at the direction of the President, the Vice President, if any, will have the authority and shall perform the duties of the President.  If the Company has more than one Vice President, the one designated by the Managers to act in lieu of the President shall act in lieu of the President.  A Vice President will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time.

(F)                                 Secretary.  The Secretary will have responsibility for preparing minutes of the acts and proceedings of all meetings of the Members, of the Managers, and of any committees of the Managers.  The Secretary will have authority to give all notices required by the Alabama Act, other applicable law, or this Agreement.  The Secretary will have responsibility for the custody of the books, records, contracts, and other documents of the Company.  The Secretary will have authority to affix the company seal to any lawfully executed document and shall sign any instruments that require his or her signature.  The Secretary shall authenticate records of the Company.  The Secretary will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time.  In the case of absence or disability of the Secretary, or at the direction of the President, any assistant secretary will have the authority and may pa-form the duties of the Secretary.

(G)                               Treasurer.  The Treasurer will have responsibility for the custody of all funds and securities belonging to the Company and for the receipt, deposit, or disbursement of funds and securities under the direction of the Managers.  The Treasurer shall cause to be maintained tine accounts of all receipts and disbursements and shall make reports of these to the Managers, upon its request, and to the President, upon his or her request.  The Treasurer will have any other authority and shall perform any other duties that the Managers may delegate to him or her from time to time.

8.3                               Appointment of Managers as Attorneys-In-Fact

(A)                               Managers As Attorneys-in-Fact.  The Members irrevocably constitute and appoint each Manager as the Members’ true and lawful attorney and agent, with full power and authority in the Members’ name, place and stead, to execute, acknowledge, deliver, file and record in the appropriate public offices all Articles or other instruments (including without limitation counterparts of this Agreement) which the Manager deems appropriate to qualify or continue the Company as a limited liability company in the jurisdictions in which the Company conducts business, including amendments to this Agreement necessary to correct scriveners’ errors.

(B)                               Survival of Appointment.  The appointment by the Members of the Managers as attorneys-in-fact is deemed to be a power coupled with an interest, in recognition of the fact that the Members will be relying upon the Managers to act as contemplated by this Agreement in any filing and other action by the Managers on behalf of the Company, and such power shall survive the death or incapacity of any person hereby giving such power and the transfer by a Member of its interest.  The foregoing power of attorney of a transferor member will survive such transfer only until such time as the transferee shall have been admitted to the Company as a Member and all required documents and instruments have been duly executed, filed and recorded to effect such substitution.  Any person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

8.4                               Indemnification of Members, Managers and Officers

(A)                               Definitions.  As used in this Section 8.4 the term:

(i)                                     “Company” includes any domestic or foreign predecessor entity of the Company in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(ii)                                  “Member” or “Manager” or “Officer” means a person who is or was a Member, Manager or Officer, respectively, of the Company or who, while a Member, Manager or Officer of the Company, is or was serving at the Company’s request as a member, manager, director, officer, partner, trustee, employee, or agent of another domestic or foreign limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other entity.  A Member, Manager or Officer is considered to be serving an employee benefit plan at the Company’s request if his or her duties to the Company also impose duties on, or otherwise involve services by, a Member, Manager or Officer to the plan or to participants in or beneficiaries of the plan.  “Member”, “Manager” or “Officer” includes, unless the context otherwise requires, the estate or personal representative of a Member, Manager or Officer.

(iii)                               “Disinterested Manager” means the Member or Manager, respectively, who at the time of an evaluation referred to in Section 8.4(C)(iv) is not:

(a)                                 a Party to the Proceeding; or

(b)                                 an individual having a familial, financial, professional, or employment relationship with the person whose advance for Expenses is the subject of the decision being made with respect to the Proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the Member’s or Manager’s judgment when voting on the decision being made.

(iv)                              “Expenses” includes all reasonable counsel fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding, including any appeals.

(v)                                 “Liability” includes claims, demands and/or the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable Expenses actually incurred with respect to a Proceeding.

(vi)                              “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a Proceeding.

(vii)                           “Proceeding” means any threatened, pending, or completed action, suit, or Proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

(viii)                        “Reviewing Party” shall mean the persons making the determination as to reasonableness of Expenses pursuant to Section 8.4.3(C)(iv), and shall not include a court making any determination under Section 8.4(E) or otherwise.

(ix)                              “Supporting Documentation” for Expenses means documents or other evidence of specific Expenses to be reimbursed or advanced, including any relevant invoice, bill, agreement or other documentation.

(B)                               Obligation to Indemnify: Limits.

(i)                                     General.  The Company shall indemnify and hold harmless its Members, Managers and Officers, or any individual who is a Party to a Proceeding because he or she is or was a Members, Manager or Officer, from and against any and all Liability whatsoever arising in connection with the Company, except that the Company may not indemnify a Member, Manager or Officer for any Liability incurred in a Proceeding in which such person is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company (a) for acts or omissions that involve intentional misconduct or a knowing violation of law, or (b) for any transaction for which such Member, Manager or Officer received a personal benefit in violation or breach of any provision of this Agreement, or as otherwise prohibited by the Alabama Act.

(ii)                                  Specific.  Without limiting the foregoing, the Company must indemnify, hold harmless, and pay all Expenses or Liabilities of a Member, Manager or Officer who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

(C)                               Advance for Expenses.

(i)                                     Prerequisites.  The Company shall, before final disposition of a Proceeding, advance funds to pay for or reimburse the reasonable Expenses incurred by a person who is a Party to a Proceeding because the Party is a Member, a Manager or an Officer if such person delivers to the Company a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior that would result in Liability for (a) intentional misconduct or a knowing violation of law, or (b) any transaction for which such Member, Manager or Officer received a personal benefit in violation or breach of any provision of this Agreement and, such Member, Manager or Officer furnishes the Company a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification under this Section 8.4 or the Alabama Act.

(ii)                                  Undertaking.  The undertaking required by this Section 8.4(C) shall be an unlimited general obligation of the proposed indemnitee but need not be secured and shall be accepted without reference to the financial ability of the proposed indemnitee to make repayment.  If a person seeks to enforce his or her rights to indemnification in a court pursuant to Section 8.4(D), such undertaking to repay shall not be applicable or enforceable unless and until there is a final court determination that he or she is not entitled to indemnification, as to which all rights of appeal have been exhausted or have expired.

(iii)                               Timing of Payments.  Subject to a determination of reasonableness of Expenses pursuant to Section 8.4(D)(iv), reimbursement or advances for Expenses under this Section 8.4(C) shall be made not later than thirty (30) days after the later of (a) the Company’s receipt of the affirmation and undertaking required by Section 8.4(C)(i), or (b) the Company’s receipt of Supporting Documentation for specific Expenses to be reimbursed or advanced.

(iv)                              Determination of Reasonableness of Expenses.

(a)                                 Procedure for Determination.  The Company acknowledges that indemnification of, and advances of Expenses to, a Member, a Manager or an Officer under this Section 8.4(C) has been pre-authorized by the Company, and that no determination need be made for a specific Proceeding that such indemnification or advance of Expenses is permissible in the circumstances because a Member, a Manager or an Officer met a particular standard of conduct.  Nevertheless, except as set forth in subsection 8.4(C)(iv)(b), evaluation as to reasonableness of Expenses of a Member, a Manager or an Officer for a specific Proceeding shall be made as follows: (1) if there are two or more Disinterested Managers, by a majority vote of the Disinterested Managers; or (2) if there are fewer than two Disinterested Managers, by a majority vote of the Members.

(b)                                 Presumption if Determination Not Timely.  Notwithstanding the requirement under Section 8.4(C)(iv)(a) that the Reviewing Party evaluate the reasonableness of Expenses claimed by the proposed indemnitee, any Expenses claimed by the proposed indemnitee shall be deemed reasonable if the Reviewing Party fails to make the evaluation required by Section 8.4(C)(iv)(a) within thirty (30) days following the later of (1) the Company’s receipt of the affirmation and undertaking required by Section 8.4(C), or (2) the Company’s receipt of Supporting Documentation for specific Expenses to be reimbursed or advanced.

(D)                               Partial Indemnification.  If any person is entitled under any provision of this Section 8.4 to indemnification by the Company for some portion of Liability incurred by him or her, but not the total amount thereof, the Company shall indemnify such person for the portion of such Liability to which he or she is entitled.

(E)                                Court-Ordered Indemnification and Advances for Expenses.

(i)                                     Procedure.  A person who is a Party to a Proceeding because he or she is a Member, a Manager or an Officer may apply for indemnification or advance for Expenses to the .court conducting the Proceeding or to another court of competent jurisdiction.  For purposes of this Section 8.4(E), the Company hereby consents to personal jurisdiction and venue in any court in which is pending a Proceeding to which a Member, a Manager or an Officer is a Party.  Regardless of any determination by the Reviewing Party as to the reasonableness of Expenses, and regardless of any failure by the Reviewing Party to make a determination as to the reasonableness of Expenses, such court’s review shall be a de novo review.  After receipt of an application and after giving any notice it considers necessary, the court shall: (a) order indemnification or advance for Expenses if it determines that a Member, a Manager or an Officer is entitled to indemnification or advance for Expenses; or (b) order indemnification or advance for Expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify a Member, a Manager or an Officer, or to advance Expenses to a Member, a Manager or an Officer, even if he or she failed to comply with the requirements for advance of Expenses.

(ii)                                  Payment of Expenses to Seek Court-Ordered Indemnification.  If the court determines that a Member, a Manager or an Officer is entitled to indemnification or advance for Expenses, the Company must pay a Member’s or Managers’ reasonable Expenses to obtain court-ordered indemnification or advance for Expenses.

(F)                                 Witness Fees.  Nothing in this Section 8.4 shall limit the Company’s power to pay or reimburse Expenses incurred by a person in connection with his or her appearance as a witness in a Proceeding at a time when he or she is not a Party to such Proceeding.

(G)                               Security for Indemnification Obligations.  The Company may at any time and in any manner, at the discretion of the Managers, secure the Company’s obligations to indemnify or advance Expenses to a person pursuant to this Section 8.4.

(H)                              No Duplication of Payments.  The Company shall not be liable under this Section 8.4 to make any payment to a person hereunder to the extent such person has otherwise actually received payment (under any insurance policy, agreement or otherwise) of the amounts otherwise payable hereunder.  The Company’s obligation to indemnify or advance Expenses hereunder to a person who is or was serving at the i ~)                                  request of the Company as a member, manager, director, officer, partner, trustee, employee or agent of any other entity shall be reduced by any amount such person has actually received as indemnification or advancement of Expenses from such other entity.

(I)                                   Subrogation.  In the event of payment under this Section 8.4, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(J)                                   Specific Performance.  In any Proceeding brought by or on behalf of a Member, a Manager or an Officer to specifically enforce the provisions of this Section 8.4, the Company hereby waives the claim or defense therein that the plaintiff or claimant has an adequate remedy at law, and the Company shall not urge in any such Proceeding the claim or defense that such remedy at law exists.  The provisions of this Section 8.4, however, shall not prevent a Member, a Manager or an Officer from seeking a remedy at law in connection with any breach of the provisions of this Section 8.4.

(K)                              Insurance.  The Company may purchase and maintain insurance on behalf of any one or more indemnitees under this Section 8.4 and such other persons as the Managers determine against any Liability which may be asserted against or Expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such Liability or Expense under the provisions of this Agreement.  The Managers and the Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of Expenses and the funding of obligations under this Section 8.4 and containing such other procedures regarding indemnification as are appropriate.

(L)                                Contract Rights.  The right to indemnification and advancement of Expenses conferred hereunder to the Members, Managers and Officers is a contract right and cannot be affected adversely to a Member, a Manager or an Officer by any amendment of this Agreement with respect to any action or inaction occurring prior to such amendment; provided, however, that this provision shall not confer upon any indemnitee or potential indemnitee (in his or her capacity as such) the right to consent or object to any subsequent amendment of this Agreement.

(M)                            Non-exclusivity, Etc.  The rights of a Member a Manager or an Officer hereunder shall be in addition to any other rights with respect to indemnification, advancement of Expenses or otherwise that he or she may have under contract or the Alabama Act or otherwise.

(N)                               Amendments.  It is the intent of the Company to indemnify and advance Expenses to its Members, Managers and Officers to the full extent permitted by the Alabama Act, as amended from time to time, with respect to its Members and Managers.  To the extent that the Alabama Act is hereafter amended to permit a Alabama limited liability company to provide to its Members, Manager and Officers greater rights to indemnification or advancement of Expenses than those specifically set forth hereinabove, this Section 8.4 shall be deemed amended to require such greater indemnification or more liberal advancement of Expenses to the Company’s Members, Managers and Officers, in each case consistent with the Alabama Act as so amended from time to time.  To the extent that the provisions of this Section 8.4 are held to be inconsistent with the provisions of the Alabama Act, such provisions of the Alabama Act shall govern.  No amendment, modification or rescission of this Section 8.4, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of Expenses as set forth herein will be effective as to a Member, a Manager or an Officer with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.

(O)                               Severability.  In the event that any of the provisions of this Section 8.4 (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Section 8.4 will remain enforceable to the fullest extent permitted by law.

(P)                                 Indemnification of Employees and Agents.  The Company may indemnify and advance Expenses Under this Section 8.4 to an employee or agent of the Company who is not a Member, a Manager or an Officer to the same extent and subject to the same conditions that a Alabama limited liability company could indemnify and advance Expenses to a Member or a Manager, or to any lesser extent (or greater extent if permitted by law) determined by the Managers, in each case consistent with public policy.

ARTICLE 9   CAPITAL CONTRIBUTIONS; LOANS

9.1                               Capital Contributions.  A Member shall contribute the amounts or property set forth on Exhibit A as such Member’s initial capital contribution at the time of becoming a member.

A Member may, but is not required to, contribute such other amounts or property, as it may from time to time deem necessary or appropriate.

9.2                               Loans.  A Member may lend money to the Company as approved by the Managers.  If a Member lends money to the Company, the amount of any such loan is not an increase in a Member’s Capital Contribution.  The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Managers.

ARTICLE 10   DISTRIBUTIONS

10.1                        Remaining Net Income.  Subject to the discretion of the Managers and except as provided in Section 12.2 relating to the liquidation of the Company, and income or property of the Company may be distributed to the Members at such times as determined by the Managers.  Distributions to the Members may be made in the form of cash, securities, or property of any kind.

10.2                        Limitation Upon Distributions.  No distribution shall be made to Members if prohibited by the Alabama Act.

ARTICLE 11   BOOKS AND RECORDS

11.1                        Availability.  At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business.  Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company.  A Member or such Member’s duly authorized representative, subject to reasonable standards established by the Manager governing what information and documents are to be furnished at what time and location and at whose expense, shall have the right at any time, for any purpose reasonably related to such Member’s ownership interest, to inspect and copy from such books and documents during normal business hours.  Except as stated in this Section 13.1, the provisions of Alabama Code § 10-12-16 shall not apply.

11.2                        Reports.  If requested by a Member, within ninety (90) days after the end of each fiscal year, the Managers shall cause to be delivered to the Member a profit and loss statement for, and a balance sheet as of the end of, such year.

11.3                        Tax Returns.  The Managers shall cause an accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.4                        Depositories.  The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select.  All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.  Unless .otherwise determined by the Managers, all signatories on any such account shall be bonded under a blanket commercial bond insuring the Company against loss, and such accounts shall be insured against loss from forgery.

ARTICLE 12   DISSOLUTION

12.1                        Events Causing Dissolution.  The Company shall be dissolved and its affairs wound up at such time as all the Members determine that the Company should be dissolved, or upon entry of a decree of judicial dissolution.  The provisions of Alabama Code § 10-12-37(3) shall not apply to work dissolution of the Company.

12.2                        Liquidation of Property and Application of Proceeds.

(A)                               Winding Up.  Upon the dissolution, of the Company, the Managers shall wind up the Company’s affairs in accordance with the Alabama Act.  In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Alabama Act as permissible, including, without limitation:

(1)                                 prosecuting and defending suits, whether civil, criminal, or administrative;

(2)                                 settling and closing the Company’s business;

(3)                                 liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(4)                                 discharging or making reasonable provision for the Company’s liabilities; and

(5)                                 distributing the proceeds of liquidation and any undisposed property.

(B)                               Distribution of Proceeds.  Upon the winding up of the Company the Managers shall distribute the proceeds and undisposed property as follows: to creditors, including the Members if the Members are a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and thereafter, to the Members.

ARTICLE 13   MISCELLANEOUS

13.1                        Notices.  All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the party giving the same and are deemed given or made (a) two (2) days after being mailed by certified or registered mail, postage prepaid, (b) when transmitted via facsimile, graphic scanning or other telegraphic communication, (c) when hand delivered, or (d) one (1) day after being sent by overnight delivery service, in each case to the intended recipient as indicated on Exhibit B to this Agreement or to any other address of which prior written notice has been given.

13.2                        Severability.  In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.3                        Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.4                        Person and Gender.  The masculine gender includes the feminine and neuter genders and the singular includes the plural.

13.5                        Benefits and Burdens.  The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Members.

13.6                        Applicable Law.  Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Alabama.

13.7                        Entire Agreement.  This Agreement, together with its Exhibit, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

13.8                        Agreement in Counterparts.  This Agreement may be executed in several counterparts and all so executed constitute one Agreement, binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

13.9                        Amendment.  Any amendment to this Agreement must be in writing signed by the Member.

13.10                 Further Assurances.  The Members agree to execute and deliver all such further instruments and do all such further acts as the Managers deem advisable to effectuate this Agreement.

[Signatures Follow On Next Page]

IN WITNESS WHEREOF, the sole Member and the Company have executed this Operating Agreement as of the date first above written.

MEMBER:

KNOLOGY, INC.

By:	/s/ Chad S. Wachter
Name:	Chad S. Wachter
Title:	Vice President

THE COMPANY:

VALLEY TELEPHONE, CO., LLC

By:
Name:
Title:	Manager

EXHIBIT A

	Initial Capital
Member’s Name and Address	Contribution	Ownership Interest

Knology, Inc. 1241 O.G. Skinner Drive, West Point, Georgia, 31833.	100% of the capital stock of Valley Telephone Co., Inc.	100%

EXHIBIT B

Member’s Name and Address

Knology, Inc.

1241 O.G. Skinner Drive, West Point, Georgia, 31833.